FOR IMMEDIATE RELEASE

Media Contacts:
Beau Armstrong
(512) 478-5788 / barmstrong@stratusproperties.com
Steve Sugerman
(310) 689-7537 / steve@sugermangroup.com

W AUSTIN HOTEL & RESIDENCES SECURES CONSTRUCTION FINANCING
TO COMPLETE PROJECT ON SCHEDULE

(October 22, 2009)–Austin-based Stratus Properties Inc. (NASDAQ: STRS) and the Canyon-Johnson Urban Funds announced today the closing of a replacement construction loan for the W Austin Hotel & Residences project. The loan was funded by Beal Bank Nevada (“Beal”) and originated by Beal’s wholly owned lending subsidiary, CLG Hedge Fund, LLC. The development team secured the financing after determining that the original lender, Corus Bank, N.A., would be unable to fund the loan. The project is under construction, currently at the 25th of 37 total floors, and is on schedule to open in December 2010.

“Our ability to secure a construction loan in the current economic climate reflects the strength and quality of this project and of the relative strength of the local Austin real estate market,” said Beau Armstrong, CEO of Stratus Properties.   “Unlike many markets, downtown Austin  has a small supply of upper end condominiums – just over 400 units – and is not likely to have any additional  new supply in the next  five years. We appreciate in particular CLG’s unique flexibility and experience, and Beal Bank Nevada’s strength and liquidity, which helped make this transaction possible.”

Commenting on the transaction, Anthony Sassine, Director of Loan Originations at CLG Hedge Fund, LLC, noted, “The disruption in the credit markets has given us the opportunity to work on a number of compelling projects with some of the best developers in the country.”  Mr. Sassine added,   “This was a complex, fluid transaction made possible by the phenomenal Stratus/Canyon-Johnson team.   The W Austin is a landmark development for the city, and we are very pleased to be involved in such a great project.”

The mixed-use project, known as “Block 21,” is located in the heart of downtown Austin’s  2nd Street District overlooking Lady Bird Lake, and will feature 159 luxury residential units, 252 hotel guestrooms and suites, 18,000 square feet of retail and restaurants, 37,000 square feet of office space and a street-level plaza. Also unique to the project, a state-of-the art, live music venue that will serve as the new home of the world renowned Austin City Limits, the country’s longest running televised music series.  The venue will be operated by Live Nation.

W Austin Residences will be located on floors 18 through 37, providing excellent views of Lady Bird Lake, the Hill Country, University of Texas Tower, State Capitol Building and the downtown skyline. Homeowners will enjoy all of the W brand’s celebrated comforts including the renowned 24/7 Whatever/Whenever® concierge service, an 8,000-square-foot spa and fitness area,  private pool and preferred access to property restaurants and the music venue.

About Canyon-Johnson Urban Funds

The Canyon-Johnson Urban Funds (CJUF) are the country’s largest private real estate funds focused on the development of urban properties in underserved neighborhoods.  A joint venture between Canyon Capital Realty Advisors and an entity of Earvin “Magic” Johnson’s Magic Johnson Enterprises, the funds were formed to identify, enhance and capture value through the development and redevelopment of real estate in densely populated, ethnically diverse urban communities.  The funds’ objectives are to seek current income and capital appreciation and, in addition to meeting investment goals, the funds are committed to providing for and fostering economic opportunities for the residents of the urban neighborhoods in which Canyon-Johnson invests.  With nearly $2 billion in committed equity capital, the funds are positioned to facilitate more than $8 billion in development and revitalization in major U.S. metropolitan areas. For more information, visit www.cjuf.com.

About Stratus Properties, Inc.

Stratus Properties Inc. is a diversified real estate company engaged in the acquisition, development, management and sale of commercial, multi-family and residential real estate properties located primarily in the Austin, TX area.  Stratus Properties Inc. is a publicly traded company and is listed on the NASDAQ under the symbol STRS.  Learn more at www.stratusproperties.com.

About CLG Hedge Fund, LLC

CLG Hedge Fund, LLC is a wholly owned subsidiary of Beal Bank Nevada that focuses on commercial real estate lending. CLG originates loans from $10 million to over $550 million on all types of collateral, including income properties, raw land, land development and construction, with emphasis on individual pricing based on each asset’s specific characteristics and risk profile. Contact Anthony Sassine at 214-395-8101 or asassine@CLGhedgefund.com.

About Beal Bank Nevada

Beal Bank Nevada, with headquarters located at 1970 Village Center Circle, Las Vegas, NV  is a well-capitalized financial institution, with capital in excess of $1.8 billion and assets in excess of $5.5 billion as of June 30, 2009. Beal Bank Nevada is a member of the FDIC.

CAUTIONARY STATEMENT   This press release contains certain forward-looking statements in which Stratus discusses factors it believes may affect its performance in the future.  Forward-looking statements are all statements other than historical facts, such as statements regarding Stratus’ proposed real estate sales and development activities at W Austin Hotel & Residences.  Important factors that might cause future results to differ from those projections include economic and business conditions, the availability of financing, regulatory approvals, environmental regulations and other factors which are described in more detail in Stratus’ 2008 Annual Report on Form 10-K filed with the Securities and Exchange Commission.